Exhibit 28j(2) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Fixed Income Securities, Inc.:

We consent to the use of our report dated November 23, 2012, with respect to the financial statements of Federated Municipal Ultrashort Fund, a portfolio of Federated Fixed Income Securities, Inc., as of September 30, 2012, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

November 23, 2012